Exhibit 99.1
Form 8-K/A
Bio-Path Holdings, Inc.
File No. 333-105075

Bio-Path Holdings, Inc.

Bio-Path Holdings, Inc. Announces Dr. Hans A. de Haan Has Joined The Company As Medical Officer

FOR IMMEDIATE RELEASE

June 23, 2008 HOUSTON, TX – Bio-Path Holdings, Inc., a publicly traded biotechnology company with drug development operations in Houston, Texas (symbol BPTH), announced today that Hans A. de Haan, M.D., Ph.D., F.F.P.M., F.R.C.S., has joined Bio-Path as its Medical Officer.  Dr. de Haan will be the principal interface for the conduct of the Company’s upcoming Phase 1 clinical study of liposomal Grb-2 in chronic myelogenous leukemia (CML), conducted at The University of Texas M. D. Anderson Cancer Center (“M. D. Anderson”).

Dr. de Haan has extensive domestic and international experience in the pharmaceutical industry, but especially in clinical development and regulatory affairs.  Over the past decade he has provided consulting services for numerous pharmaceutical companies, most recently to Pharmion Corp., a biotech company that was acquired by Celgene Corp. in March 2008. Prior entities included one of the leading developers of single nucleic acid (antisense), a technology that Bio-Path is enhancing with its proprietary delivery technology.  Dr. de Haan also served as an adjunct professor at the San Diego University for Integrative Studies.  Dr. de Haan was educated in medicine and surgery in the United Kingdom at King’s College, London, and is both a Fellow of the Faculty of Pharmaceutical Medicine and of the Royal College of Surgeons (UK).  He is a past President and Chairman of the Board of the American Academy of Pharmaceutical Physicians.

Peter Nielsen, President and Chief Executive Officer of Bio-Path Holdings, Inc. commented on Dr. de Haan, “We are very fortunate to have Hans join the Bio-Path team as its medical officer, signaling the entry of our lead compound into human studies and proof of concept.  We shall now build the capability to take multiple candidates simultaneously into full clinical development.  Hans’s broad experience as a medical researcher and pharmaceutical physician brings tremendous strength to Bio-Path’s organization.  Dr. de Haan reflected, “Antisense and siRNA are showing great potential for the treatment of cancer and many other serious diseases but effective drug delivery remains a significant challenge. Bio-Path’s liposomal delivery technology offers a promising solution and I feel privileged to work with Peter and M. D. Anderson, in the expectation of bringing Bio-Path’s technology to the marketplace within the foreseeable future.”

About Bio-Path Holdings, Inc.

Bio-Path is developing leading edge, patented, liposomal drug delivery systems with two clinical cancer drug candidates ready for the clinic and a third siRNA cancer drug undergoing final pre-clinical development.  Bio-Path’s drug delivery technology distributes nucleic acid drugs systemically, throughout the human body, via simple intravenous infusion. The delivery technology can be applied both to double stranded (siRNA) and single stranded (antisense) nucleic acid compounds with the potential to revolutionize the treatment of cancer and other diseases where drugable targets of disease are well characterized.

About M. D. Anderson Cancer Center

The University of Texas M. D. Anderson Cancer Center in Houston ranks as one of the world's most respected centers focused on cancer patient care, research, education and prevention. M. D. Anderson is one of only 39 Comprehensive Cancer Centers designated by the National Cancer Institute. For five of the past eight years, M. D. Anderson has ranked No. 1 in cancer care in "America's Best Hospitals," a survey published annually in U.S. News and World Report.

Safe Harbor Statement: All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward- looking statements.

Contact Information:

Internal Public Relations:
Douglas P. Morris, VP Corporate Development
Tel 801.580.2326